U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                    FORM N-1A

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 { X }
                          Pre-Effective Amendment No. 1

                         Post-Effective Amendment No. __

       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 {X}
                                 Amendment No. 1
                                   ----------
                        (Check appropriate box or boxes)
                          TFS CAPITAL INVESTMENT TRUST
               (Exact Name of Registrant as Specified in Charter)

                         1800 Bayberry Court, Suite 103
                            Richmond, Virginia 23226
                    (Address of Principal Executive Offices)
       Registrant's Telephone Number, including Area Code: (804) 484-1401

                                 Wade R. Bridge
                           Ultimus Fund Solutions, LLC
                         135 Merchant Street, Suite 230
                             Cincinnati, Ohio 45246
                     (Name and Address of Agent for Service)

           Approximate Date of Proposed Public Offering: July 1, 2004

It is proposed that this filing will become effective (check appropriate box):

/  / immediately upon filing  pursuant to paragraph (b)
/  / on (date ) pursuant to paragraph (b)
/  / 60 days after filing pursuant to paragraph  (a)(1)
/  / on (date) pursuant to paragraph (a)(1)
/  / 75 days after filing pursuant to paragraph (a)(2)
/  / on (date) pursuant to paragraph (a)(2) of Rule 485(b)

If appropriate, check the following box:

/ / This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

     The Registrant hereby amends this Registration Statement under the Securities Act of 1933 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

     This Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A is being filed for the sole purpose of delaying the effective date for such Registration Statement. This Pre-Effective Amendment No. 1 incorporates by reference the information contained in Parts A, B and C of such Registration Statement, which was filed with the Commission on March 16, 2004 (accession number 0001111830-04-000093).

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed below on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond and State of Virginia, on the 25th day of March, 2004.


TFS CAPITAL INVESTMENT TRUST

By:/s/ Larry S. Eiben
       ---------------------
       Larry S. Eiben
       President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                    Title                Date


/s/ Larry S. Eiben                Trustee and         March 25, 2004
    ------------------------      President
    Larry S. Eiben



/s/ Mark J. Seger                 Treasurer           March 25, 2004
    ------------------------
    Mark J. Seger



/s/ John F. Splain                Secretary           March 25, 2004
    ------------------------
    John F. Splain